UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
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Realty Income Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Realty Income Corporation, a Maryland corporation, to be held at 9:00 AM, local time, on May 12, 2009 at the California Center for the Arts Escondido, 340 North Escondido Boulevard, Escondido, California 92025.

At the Annual Meeting, you will be asked to consider and vote upon:

(1) The election of seven directors to serve until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualify.

(2) The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2009.

(3) The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These proposals are more fully described in the accompanying Proxy Statement.  We urge you to carefully review the Proxy Statement.

Our Board of Directors recommends a vote FOR the election of the seven director nominees to serve until the next annual meeting and until their successors are duly elected and qualify.  Additionally, our Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2009.

YOUR VOTE IS IMPORTANT TO US, WHETHER YOU OWN FEW OR MANY SHARES!

Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

Sincerely,

/s/ THOMAS A. LEWIS

THOMAS A. LEWIS
Vice Chairman of the Board,
Chief Executive Officer

REALTY INCOME CORPORATION

A Maryland corporation

600 La Terraza Boulevard

Escondido, California  92025-3873

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 AM, Pacific Daylight Time, on Tuesday, May 12, 2009.

PLACE	California Center for the Arts Escondido 340 North Escondido Boulevard Escondido, California 92025.

ITEMS OF BUSINESS

The election of seven directors to serve until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualify.

The ratification of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2009.

The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The above items of business are more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

Management will report on the current activities of Realty Income and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and make appropriate comments.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on March 12, 2009.

PROXY VOTING

YOUR VOTE IS IMPORTANT! If you plan to be present, please notify Michael R. Pfeiffer, Executive Vice President, General Counsel and Secretary so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please execute, date and promptly return the enclosed proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person.

March 23, 2009	By Order of the Board of Directors, /s/ MICHAEL R. PFEIFFER Michael R. Pfeiffer Executive Vice President, General Counsel and Secretary

Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

REALTY INCOME CORPORATION

600 La Terraza Boulevard

Escondido, California  92025-3873

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

May 12, 2009

Beginning at 9:00 A.M. Pacific Daylight Time

and at any adjournment or postponement of the Annual Meeting

Our Board of Directors is soliciting proxies for the 2009 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. In this Proxy Statement, “Realty Income,” the “company,” “we” and “our” refer to Realty Income Corporation, a Maryland corporation. A copy of our 2008 Annual Report, the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are being mailed to our stockholders beginning on or about April 1, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 12, 2009:

 This proxy statement and our 2008 annual report to stockholders are available on our website at www.realtyincome.com/investing/2009-annual-docs.html. You are encouraged to access and review all of the information contained in the proxy materials before voting.

Frequently Asked Questions

Why did I receive these proxy materials?

We are providing these proxy materials to our stockholders in connection with the solicitation of proxies, by our Board of Directors, for use at the Annual Meeting.

You are invited to attend our Annual Meeting, which will be held at the California Center for the Arts Escondido, 340 North Escondido Boulevard, Escondido, California 92025. Directions to attend the meeting can be found on our Internet website, www.realtyincome.com.  Stockholders will be admitted to the Annual Meeting at 8:30 AM and refreshments will be provided.

Do I need a ticket to attend the Annual Meeting?

No, you do not need a ticket, but you will need to register and identify yourself as a stockholder in order to receive certain Annual Meeting materials when you arrive.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote upon:

•                   The election of seven directors to serve until the 2010 annual meeting of stockholders and until their respective successors are duly elected and qualify;

•                   The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2009; and

•                   The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock, at the close of business on March 12, 2009, are entitled to receive notice of and to vote their shares at the Annual Meeting.  As of that date, there were 104,319,051 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record or as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the “stockholder of record.” In this case, you receive your dividend check from Wells Fargo Shareowner Services and these materials were sent to you directly by us.

If your shares are held in a brokerage account, or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. These materials have been forwarded to you by your broker, bank, or other holder of record. As the beneficial owner you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the proxy card included in the mailing or by following their instructions for voting by telephone or by voting on the Internet.

How do I vote?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the proxy card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy FOR the election of the board’s seven nominees for director, FOR the ratification of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2009 and in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting.

If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy to: Realty Income, c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164.

By Telephone

Stockholders may authorize their proxies by telephone. The telephone voting procedures are designed to authenticate your identity, to allow you to authorize your proxy, to give your voting instructions and to confirm that those instructions have been properly recorded. You can authorize your proxy by calling the toll-free number on the proxy card. Please have your proxy card available when you call. Telephone facilities will be available 24 hours a day and will close at 11:59 P.M. Central Daylight Time on May 11, 2009. If you authorize your proxy by telephone, you do not have to return your proxy card.

By Internet

Stockholders may authorize their proxies on the Internet by going to our web site at www.realtyincome.com and clicking on the “2009 Annual Meeting Materials” icon shown on the home page. The 2009 Annual Meeting Materials page contains a link to meeting material documents as well as a link to the website shown on the proxy card where you may authorize or vote your proxy. Please have your proxy card handy as it contains your “control number,” which will be required to identify yourself and authorize or vote your proxy. Step-by-step instructions on how to authorize or vote your proxy are provided on the voting sites.

In person at the Annual Meeting

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

Can I change my vote after I submit my proxy?

You may revoke your proxy at any time before it is voted at the Annual Meeting by doing any one of the following:

•                   delivering to our corporate secretary a written notice of revocation prior to or at the Annual Meeting;

•                   signing and returning to our corporate secretary a proxy bearing a later date;

•                   authorizing another proxy by telephone or on the Internet (your most recent telephone or Internet authorization is used); or

•                   voting in person at the Annual Meeting.

Your attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy unless you vote in person or give written notice of revocation to our corporate secretary before the polls are closed. Any written notice revoking a proxy should be sent to our corporate secretary, at our corporate offices, at 600 La Terraza Boulevard, Escondido, California 92025-3873.

How does our Board of Directors recommend you vote on the proposals?

Our Board of Directors recommends a vote FOR the election of the seven director nominees to serve until the 2010 annual meeting and until their successors are duly elected and qualify.

Our Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2009 to audit our financial statements for the year ended December 31, 2009.

What are the voting requirements to elect our directors and ratify the appointment of KPMG LLP as our independent registered public accounting firm?

The presence of the holders of a majority of outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote because that holder does not have discretionary voting power and has not received voting instructions from the beneficial owner.

The affirmative vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. Thus, the seven nominees receiving the highest number of votes will be elected. For the purpose of the election of directors, abstentions will have no effect on the outcome of the vote. Since brokers are permitted to vote on the election of directors in an uncontested election, there will be no broker non-votes. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors, if the broker does not receive voting instructions from you.

The affirmative vote of a majority of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2009. Accordingly, abstentions will have no effect on the outcome of the vote with respect to ratification of the independent registered public accounting firm for the year ended December 31, 2009. Since brokers are permitted to vote on the ratification of accountants, there will be no broker non-votes.  If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of accountants, if the broker does not receive voting instructions from you.

Will any other business be conducted at the Annual Meeting?

Our Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. Under the New York Stock Exchange rules, if you are a beneficial owner, your bank, broker or other holder of record may not vote your shares on any stockholder proposal without instructions from you.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).

Who will count the vote?

Representatives of our transfer agent, Wells Fargo Shareowner Services, will tabulate the votes and act as inspector of election.

Can I access the Notice of Annual Meeting, Proxy Statement and 2008 Annual Report on the Internet?

These materials are available on our web site and can be accessed on our website at www.realtyincome.com/investing/2009-annual-docs.html.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies by telephone, telegram, Internet or otherwise. These directors, officers and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of our common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material.

Stockholders who authorize their proxies through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and these costs must be borne by the stockholder.

Our common stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “O”. On March 12, 2009, the last reported sale price for our common stock on the NYSE was $17.15 per share.

No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

The date of this Proxy Statement is

March 23, 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors currently consists of nine directors. Roger P. Kuppinger and Willard H Smith, Jr will be retiring from the Board of Directors effective as of the Annual Meeting on May 12, 2009, and the Board of Directors has reduced the number of directors to seven, effective as of the date of the Annual Meeting.  All seven directors will be up for re-election at the Annual Meeting to serve for a one-year term expiring at the annual meeting in 2010 and when their respective successors have been duly elected and qualify.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected KPMG LLP as the independent registered public accounting firm to audit our financial statements for the year ended December 31, 2009.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if the representatives desire to do so. The representatives are also expected to be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the ability of the Audit Committee to select KPMG LLP as our independent registered public accounting firm, we believe such ratification to be desirable. Accordingly, stockholders are being requested to ratify, confirm and approve the selection of KPMG LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements for fiscal year 2009. If the stockholders do not ratify the selection of KPMG LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, the Audit Committee may select KPMG LLP notwithstanding the failure of the stockholders to ratify its selection. The Audit Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of KPMG LLP is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG LLP at any time.

VOTING PROCEDURES

The representation, in person or by properly executed proxy, of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Shares of our common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the Annual Meeting for the purpose of determining whether a quorum exists.

Election of Directors

The affirmative vote of a plurality of all of the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. The seven nominees receiving the highest number of votes will be elected. For the purposes of the election of directors, abstentions will have no effect on the outcome of the vote. The election of directors is a matter on which a broker or other nominee is empowered to vote.

Ratification of Appointment of Independent Registered Public Accounting Firm

The affirmative vote of a majority of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2009.  Abstentions will have no effect on the outcome of the vote with respect to ratification of the independent registered public accounting firm for the year ended December 31, 2009.  Ratification of the independent registered public accounting firm is a matter on which a broker or other nominee is empowered to vote.

BOARD OF DIRECTORS

Name	Age	Title
Kathleen R. Allen, Ph.D.	63	Director
Donald R. Cameron	69	Chairman
Priya Cherian Huskins	37	Director
Thomas A. Lewis	56	Vice Chairman and Chief Executive Officer
Michael D. McKee	63	Director
Gregory T. McLaughlin	49	Director
Ronald L. Merriman	64	Director

Retirement of Members of our Board of Directors

William E. Clark, our previous non-executive chairman, retired from the Board of Directors effective February 10, 2009.  Our Corporate Governance and Nominating Committee recommended, and the Board of Directors elected, Donald R. Cameron as the new non-executive chairman effective upon Mr. Clark’s retirement.

Roger P. Kuppinger and Willard H Smith Jr will retire from the Board of Directors effective as of our Annual Meeting on May 12, 2009.  Ronald L. Merriman will become the chairman of the Audit Committee upon the retirement of Mr. Kuppinger, effective after the Annual Meeting on May 12, 2009.

Board of Director Biographies

Kathleen R. Allen, Ph.D. has been our director since February 2000. She is a professor at the Marshall School of Business and the director of the Center for Technology Commercialization at the University of Southern California (1991-present). She was the co-founder and chairwoman of Gentech Corporation (1994-2004). Dr. Allen incorporated a non-profit institute, the National Network for Technology Entrepreneurship and Commercialization (N2TEC), in January 2006. This institute is dedicated to economic development through technology entrepreneurship and Dr. Allen is the chief executive officer and serves on its board of directors. She also serves as a consultant to a medical technology venture and an aerospace company and is the author of 17 books in the field of entrepreneurship and technology, a field in which she is considered an expert. Dr. Allen is chairwoman of our Strategic Planning Committee and is a member of our Audit Committee.

Donald R. Cameron is the chairman of our Board of Directors and has served in this position since February 2009.  He is a co-founder and president of Cameron, Murphy & Spangler, Inc., a securities broker-dealer firm and registered investment advisor located in Pasadena, California. Prior to founding Cameron, Murphy & Spangler in 1975, Mr. Cameron worked at the securities brokerage firm of Glore Forgan Staats, Inc. and its successors (1969-1975). Mr. Cameron has been an independent director and the chairman of our Compensation Committee and has been a member of our Nominating/Corporate Governance Committee since 1994. From May 2004 through February 2009, Mr. Cameron served as our lead independent director.

Priya Cherian Huskins has been our director since December 2007.  She is senior vice president and partner at Woodruff-Sawyer & Co., a commercial insurance brokerage firm (2003-present).  Prior to joining Woodruff-Sawyer & Co., Ms. Huskins served as a corporate and securities attorney at Wilson Sonsini Goodrich & Rosati, a law firm (1997-2003).  She has served on the board of directors of the National Association of Corporate Directors, Silicon Valley Chapter since 2006.  Ms. Huskins is a member of our Nominating/Corporate Governance Committee and our Strategic Planning Committee.

Thomas A. Lewis is our chief executive officer. He is also vice chairman of our Board of Directors and has been a member of our board since September 1993. Mr. Lewis joined us in 1987 and has served in a variety of executive positions, including vice president, capital markets until 1997 when he was named chief executive officer. In 2000-2001, he also held the position of president. Prior to joining us, Mr. Lewis was an executive with Johnstown Capital, a real estate investment company (1982-1987), an investment specialist with Sutro & Co., Inc. (1979-1982), and in marketing with Procter & Gamble (1974-1979). He also serves as a member of the board of directors of Sunstone Hotel Investors, Inc. (NYSE: SHO). Mr. Lewis is a director of Crest Net Lease, Inc. (“Crest”), a subsidiary of Realty Income.

Michael D. McKee has been our director since August 1994. He was the vice chairman (July 1999-September 2008) and chief executive officer (2007-September 2008) of The Irvine Company as well as chief operating officer (2001-2007), chief financial officer (1997-2001) and executive vice president (1994-1999) of The Irvine Company. Prior to joining The Irvine Company, Mr. McKee was a partner in the law firm of Latham & Watkins (1986-1994). His business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. He is currently a member of the board of directors of Health Care Property Investors, Inc. (NYSE: HCP). Mr. McKee is chairman of our Nominating/Corporate Governance Committee.

Gregory T. McLaughlin has been our director since June 2007.  He is president of the Tiger Woods Foundation in Irvine, California (1999-present).  Prior to joining the Tiger Woods Foundation, Mr. McLaughlin was executive director of the Western Golf Association/Evans Scholars Foundation (1993-1999) and the Los Angeles Junior Chamber of Commerce (1988-1993).  His business and legal experience includes tax exempt organizations and financing as well as capital campaigns and program development.  He is currently a member of the board of directors of the Tiger Woods Foundation and Learning Center.  Mr. McLaughlin is a member of our Compensation Committee and our Strategic Planning Committee.

Ronald L. Merriman has been our director since July 2005. He is the managing director of Merriman Partners, a management advisory firm (2003-present). Prior to founding Merriman Partners, Mr. Merriman served as a managing director of O’Melveny & Myers law firm (2000-2003), executive vice president of Carlson Wagonlit Travel (1999-2000), president of Ambassador Performance Group, Inc. (1997-1999), and was employed by the accounting firm of KPMG (1967-1997).  At KPMG, Mr. Merriman served as vice chairman of the Management Committee. Mr. Merriman also serves on the board of directors and is the chairman of the audit committee of Aircastle Limited (NYSE: AYR), Pentair, Inc. (NYSE: PNR) and Haemonetics Corporation (NYSE: HAE). Mr. Merriman is a member of our Audit Committee, our Nominating/Corporate Governance Committee and our Strategic Planning Committee.  He will become the chairman of our Audit Committee upon the retirement of Mr. Kuppinger, effective as of our Annual Meeting on May 12, 2009.

Corporate Governance Guidelines

Our board has adopted a charter for each of the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Strategic Planning Committee. Our board may, from time to time, establish certain other committees to facilitate our management. We have adopted a Code of Business Ethics that applies to our employees and directors. We have also adopted Corporate Governance Guidelines that promote the functioning of the board and its committees and sets forth expectations as to how the board should perform its functions. The guidelines include information about the composition of the board, orientation and continuing education, director compensation, board meetings, board committees, management succession, evaluation and compensation of senior officers, expectation of directors and information regarding the annual performance evaluation of the board. The Committee Charters, Code of Business Ethics and Corporate Governance Guidelines are posted on our website at www.realtyincome.com and will be provided without charge upon request to the Corporate Secretary, Realty Income Corporation, 600 La Terraza Boulevard, Escondido, CA  92025-3873. We intend to disclose future amendments to or waivers of certain provisions of our Code of Business Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions on our website at www.realtyincome.com within five business days following such waiver or as otherwise required by the SEC or the NYSE. The information contained on our website is not incorporated by reference into and does not form a part of this Proxy Statement.

Board Independence

Our board has determined that each of our current directors, except for Mr. Lewis, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, currently in effect. Our board established and employed the following categorical standards in determining whether a relationship is material and thus would disqualify such director from being independent:

•             The director is, or has been within the last three years, our employee or an employee of any of our subsidiaries;

•             An immediate family member of the director is, or has been within the last three years, our executive officer or an executive officer of any of our subsidiaries;

•             The director (or an immediate family member of the director) received during any twelve-month period within the last three years, more than $120,000 in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•             The director was affiliated with or employed within the last three years by our present or former (internal or external) auditor or an immediate family member of the director was affiliated with or employed within the last three years in a professional capacity by our present or former (internal or external) auditor;

•             The director (or an immediate family member of the director) is, or has been within the last three years, employed as an executive officer of another company where any of our executives served on that company’s compensation committee;

•             The director is a current employee of, or an immediate family member of the director is a current executive officer of, another company that made payments to, or received payments from us or any of our subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues;

•             The director (or an immediate family member of the director) was, within the last three years, an affiliate or executive officer of another company which was indebted to us, or to which we were indebted, where the total amount of either company’s indebtedness to the other was five percent (5%) or more of our total consolidated assets or the total consolidated assets of the company he or she served as an affiliate or executive officer; and

•             The director (or an immediate family member of the director) was, within the last three years, an officer, director or trustee of a charitable organization where our (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization exceeded the greater of $1 million, or five percent (5%) of that organization’s consolidated gross revenues.

“Affiliate” includes any person beneficially owning in excess of 10% of the voting power of, or a general partner or managing member of, a company.

COMMITTEES OF THE BOARD OF DIRECTORS

Name	Audit	Compensation	Nominating/ Corporate Governance	Strategic Planning
Kathleen R. Allen, Ph.D.	•			+
Donald R. Cameron		+	•
Priya Cherian Huskins			•	•
Roger P. Kuppinger(1)	+	•
Michael D. McKee			+
Gregory T. McLaughlin		•		•
Ronald L. Merriman(2)	•		•	•
Willard H Smith Jr(1)	•	•

•  Member

+  Chairperson

(1)  Mr. Kuppinger and Mr. Smith will retire from our Board of Directors effective as of our Annual Meeting on May 12, 2009. Their committee memberships will also end at that time.

(2)  Mr. Merriman will become the chairman of the Audit Committee upon the retirement of Mr. Kuppinger.

Audit Committee

The Audit Committee of our Board of Directors was established in accordance with Section 10A-3 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and is comprised of Dr. Allen and Messrs. Kuppinger (Chairman), Merriman and Smith.  Mr. Kuppinger will be Chairman of the Audit Committee until his retirement effective as of our Annual Meeting on May 12, 2009, upon which Mr. Merriman will become the Chairman.  Our board has determined that each of Messrs. Kuppinger and Merriman qualify as an audit committee financial expert, as defined in Item 407(d) of Regulation S-K and that all members of the Audit Committee are financially literate under the current listing standards of the NYSE. All of the members of the Audit Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as discussed above, and the audit committee requirements of the SEC. Additionally, our Board of Directors has considered Mr. Merriman’s concurrent service on the audit committees of more than three public companies and has determined that such simultaneous service does not impair his ability to effectively serve on our Audit Committee.

The Audit Committee’s principal responsibilities include:

•             Compliance with legal and regulatory requirements;

•             The integrity of our financial statements; and

•             The selection, approval and engagement of our independent registered public accounting firm, approving any special assignments given to the independent registered public accounting firm and reviewing:

o

The scope and results of the audit engagement with the independent registered public accounting firm and management, including the independent registered public accounting firm’s letters to the Audit Committee;

o	The independence and qualifications of the independent registered public accounting firm;

o	The effectiveness and efficiency of our internal accounting function; and

o	Any proposed significant accounting changes.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Messrs. Cameron (Chairman), Kuppinger, McLaughlin and Smith. Mr. Kuppinger and Mr. Smith will serve on the Compensation Committee until their retirements effective as of our Annual Meeting on May 12, 2009.  All of the members of the Compensation Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards as discussed above, and are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, and are “outside directors” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Compensation Committee’s principal responsibilities include:

•             Establishing remuneration levels for our officers;

•             Reviewing management organization and development;

•             Reviewing significant employee benefits programs; and

•             Establishing and administering executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

The Compensation Committee regularly reviews and approves our executive compensation strategies and principles to ensure that they (i) are aligned with our business strategies and objectives, (ii) encourage high performance, (iii) promote accountability and (iv) assure that employee interests are aligned with the interests of our stockholders. In addition, the Compensation Committee:

•             Conducts an annual review of our compensation philosophy;

•             Conducts an annual review of and approves the goals and objectives relating to the compensation of the chief executive officer, evaluates the performance of the chief executive officer in light of our business strategies and objectives and determines and approves the compensation of the chief executive officer based on such evaluation;

•             Conducts an annual review of and approves all compensation for all other officers (as such term is defined in Rule 16a-1 promulgated under the Exchange Act) and directors and all of our other employees or the employees of our subsidiaries with a base salary greater than or equal to $200,000;

•             Reviews and approves all officers’ employment agreements and severance arrangements;

•             Manages and annually reviews executive annual bonus and long-term incentive compensation;

•             Manages and annually reviews employee pension and welfare benefit plans (including 401(k) and other plans); and

•             Sets performance targets under all annual bonus and long-term incentive compensation plans as appropriate.

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee periodically reviews and revises its charter. To assist in carrying out its responsibilities, the Compensation Committee regularly receives reports and recommendations from the chief executive officer and management, and from an outside compensation consultant it selects and retains and, as appropriate, consults with its own legal or other advisors, all in accordance with the authority granted to the Compensation Committee in its charter.

To assist in its efforts to meet the objectives outlined above, the Compensation Committee has retained FPL Associates, LP, a nationally-known executive compensation and benefits consulting firm, to advise it on a regular basis on the amount and form of our executive compensation and benefit programs. The Compensation Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Compensation Committee member’s questions and to management’s need for advice and counsel as further described in the “Compensation Discussion and Analysis” section.

The Compensation Committee has the authority to determine and approve the individual elements of total compensation paid to the chief executive officer and other executives holding the title of vice president or higher. The Compensation Committee reviews the performance and compensation of the chief executive officer, and all of the Named Executive Officers named in this Proxy Statement. The chief executive officer as well as the president, chief operating officer, annually assist in the review of the compensation of our other executive officers and members of senior management. The chief executive officer makes recommendations with respect to salary adjustments, annual bonuses and restricted stock awards to the Compensation Committee based on his review of each executive’s performance in relation to the guidelines established at the commencement of the year, compensation for similar positions at peer companies and the company’s performance for that year.

Strategic Planning Committee

The Strategic Planning Committee of our Board of Directors is comprised of Dr. Allen (Chairwoman), Ms. Huskins and Messrs. McLaughlin and Merriman.  The Strategic Planning Committee works with management to review initiatives designed to achieve our continued growth and to enhance stockholder value.  The Strategic Planning Committee also assists management in looking beyond traditional quarterly and annual perspectives in considering our longer-term goals.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee of our Board of Directors is comprised of Ms. Huskins and Messrs. Cameron, McKee (Chairman) and Merriman. All of the members of the Nominating/Corporate Governance Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as discussed above. The Nominating/Corporate Governance Committee’s principal purpose is to provide counsel to our Board of Directors on the broad range of issues surrounding the composition and operation of the board, including:

•             Development and review of the qualifications and competencies required for membership on our Board of Directors;

•             Reviewing and interviewing qualified candidates to serve on our Board of Directors;

•             Organization, membership and function of our Board of Directors;

•             Structure and membership of the committees of our Board of Directors; and

•             Succession planning for our executive management.

The Nominating/Corporate Governance Committee also provides recommendations to the board in the areas of committee selection and rotation practices, evaluation of the overall effectiveness of the board and management, and review and consideration of developments in corporate governance practices.  The Nominating/Corporate Governance Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.  On an annual basis, the Nominating/Corporate Governance Committee solicits input from the full board and conducts a review of the effectiveness of the operation of the board and all committees thereof, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors.

Director Qualifications

The director qualifications developed to date focus on what the Nominating/Corporate Governance Committee believes to be the essential competencies required to effectively serve on the board.  In reviewing and considering potential nominees for the board, the Nominating/Corporate Governance Committee looks at the following qualities, skills and attributes:

•             Experience in corporate governance, such as an officer or former officer of a publicly-held company;

•             Experience in our industry;

•             Experience as a board member of another publicly-held company;

•             Personal and professional integrity, ethics and values;

•             Practical and mature business judgment, including the ability to make independent analytical inquiries;

•             Academic expertise in an area of our operations; and

•             Background in financial and accounting matters.

Identifying and Evaluating Nominees for Directors

The Nominating/Corporate Governance Committee identifies nominees for directors by first evaluating the current members of our board willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for board service are re-nominated. As to new candidates, the Nominating/Corporate Governance Committee will generally poll our board members and members of management for their recommendations. The Nominating/Corporate Governance Committee may also hire a search firm if deemed appropriate. An initial slate of candidates will be presented to the chairman of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by the chief executive officer and a Nominating/Corporate Governance Committee member. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our board. Recommendations received by stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the Nominating/Corporate Governance Committee.

Stockholder Nominations

The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board and how the candidate satisfies our board’s criteria. The stockholder must also provide such other information about the candidate as would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of Realty Income stockholdings. The stockholder must also comply with the advance notice provisions of our Bylaws. All communications are to be directed to the chairman of the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Realty Income Corporation, 600 La Terraza Boulevard, Escondido, CA  92025-3873. Recommendations received before October 25, 2009 or after November 24, 2009 (more than 150 days or less than 120 days prior to the first anniversary of the date of the Proxy Statement for the previous year’s annual meeting of stockholders) will not be considered timely for consideration at the current year’s annual meeting of stockholders. See “Stockholder Proposals for 2010 Annual Meeting” in this Proxy Statement. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.

Meetings and Attendance

Our Board of Directors met 13 times during 2008. In 2008, the Audit Committee met six times, the Compensation Committee met seven times, the Nominating/Corporate Governance Committee met two times and the Strategic Planning Committee met seven times. All directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors while they were on our board and (ii) the total number of meetings of the committees of our Board of Directors on which such directors served. Although we have no policy with regard to board members’ attendance at our annual meeting of stockholders, it is customary for, and we expect, all board members to attend. All of our directors attended the 2008 annual meeting of stockholders.

To ensure free and open discussion among the independent directors of our board, only independent directors attend executive sessions of our board. Mr. Cameron served as presiding lead independent director at each executive session. Effective on February 10, 2009, Mr. Cameron became the Chairman of the Board of Directors. The board met in executive session four times during 2008.

Communications with the Board

Stockholders and other interested parties may communicate with the chairman of our Board of Directors or with the non-management directors, as a group, by sending an email to mpfeiffer@realtyincome.com or by regular mail addressed to the Chairman of the Board of Directors, c/o the Corporate Secretary, Realty Income Corporation, 600 La Terraza Boulevard, Escondido, CA  92025-3873. All correspondence will be forwarded promptly by the corporate secretary to the chairman of our Board of Directors.

Compensation of the Company’s Directors

None of our officers receive or will receive any compensation for serving as a member of our Board of Directors or any of its committees. Our directors received the following aggregate amounts of compensation for the year ended December 31, 2008:

Name	Fees earned or paid in cash(1)	Stock awards(2)(3)	Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation(4)(5)	Total
Kathleen R. Allen, Ph.D.(6)	$ 34,423	$ 196,132	$ 0	$ 0	$ 0	$ 12,383	$ 242,938
Donald R. Cameron(7)	49,750	137,444	0	0	0	5,633	192,827
William E. Clark, Jr.(8)	42,000	137,444	0	0	0	5,633	185,077
Priya Cherian Huskins(9)	26,750	59,904	0	0	0	10,558	97,212
Roger P. Kuppinger(10)	45,250	137,444	0	0	0	5,633	188,327
Thomas A. Lewis(11)	0	0	0	0	0	0	0
Michael D. McKee(12)	30,000	137,444	0	0	0	5,633	173,077
Gregory T. McLaughlin(13)	28,500	56,420	0	0	0	9,438	94,358
Ronald L. Merriman(14)	27,750	96,120	0	0	0	17,221	141,091
Willard H Smith Jr(15)	27,750	137,444	0	0	0	16,333	181,527

(1)   Fees earned or paid in cash include retainers and board meeting fees. Retainers include (i) an annual fee retainer of $15,000 for each board member ($30,000 for the chairman of our board), (ii) an Audit Committee chair retainer of $15,000, (iii) a Compensation Committee chair retainer of $10,000, (iv) a lead independent director retainer of $10,000, (v) a Nominating/Corporate Governance Committee chair retainer of $5,000 and (vi) a Strategic Planning Committee chair retainer of $5,000. Board meeting fees are $1,000 per meeting in person ($1,500 for the chairman of our board) and $500 for telephonic attendance ($750 for the chairman of our board). Committee meeting fees are $500 per meeting in person ($1,000 for the chairperson of the committee) and $250 for telephonic attendance ($500 for the chairperson of the committee).

(2)   The amounts shown represent the compensation cost recognized by us related to the grants of restricted stock during 2008 and prior years in accordance with Statement of Financial Accounting Standard No. 123R, Share Based Payments (“SFAS 123R”). For a discussion of the valuation assumptions used to determine the compensation cost in 2008, see Note 15 to the Notes to Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2008.

(3)   On May 13, 2008, each non-employee director received 4,000 shares of restricted stock with a grant date fair value of $97,760, which is calculated by multiplying the 4,000 shares by the closing market price of our common stock on May 13, 2008 of $24.44, as prescribed by SFAS 123R. All of these stock grants vest according to the vesting schedule described below under “Stock Awards for Directors” and all shares, including shares of restricted stock, are eligible to receive distributions from the date of grant.

(4)   For all directors except Mr. Smith, amounts represent distributions paid on shares of restricted stock during the year ended December 31, 2008.

(5)   For Mr. Smith, amount represents distributions paid on shares of restricted stock during the year ended December 31, 2008 and his annual fee retainer of $10,000 and board meeting fees of $700 for his participation as a director of Crest.

(6)   As of December 31, 2008, Dr. Allen had 4,400 shares of restricted stock and did not hold any stock options.

(7)   As of December 31, 2008, Mr. Cameron had 2,400 shares of restricted stock and did not hold any stock options.

(8)   As of December 31, 2008, Mr. Clark had 2,400 shares of restricted stock and did not hold any stock options. The 2,400 shares of restricted stock vested upon his retirement from the Board of Directors on February 10, 2009.

(9)   As of December 31, 2008, Ms. Huskins had 6,667 shares of restricted stock and did not hold any stock options.

(10) As of December 31, 2008, Mr. Kuppinger had 2,400 shares of restricted stock and held 10,000 exercisable stock options. Mr. Kuppinger did not hold any unexercisable stock options at December 31, 2008. The 2,400 shares of restricted stock will vest upon his retirement from the Board of Directors effective as of our Annual Meeting on May 12, 2009.

(11) Mr. Lewis, our Chief Executive Officer, does not receive any compensation for his services on our Board of Directors or as a director of Crest.

(12) As of December 31, 2008, Mr. McKee had 2,400 shares of restricted stock and did not hold any stock options.

(13) As of December 31, 2008, Mr. McLaughlin had 6,667 shares of restricted stock and did not hold any stock options.

(14) As of December 31, 2008, Mr. Merriman had 10,667 shares of restricted stock and did not hold any stock options.

(15) As of December 31, 2008, Mr. Smith had 2,400 shares of restricted stock and did not hold any stock options. The 2,400 shares of restricted stock will vest upon his retirement from the Board of Directors effective as of our Annual Meeting on May 12, 2009.

Stock Awards for Directors

Our 2003 Incentive Award Plan, as amended, provides that upon the initial election to our Board of Directors and at each annual meeting of stockholders thereafter, if the director is still serving as a director, each director who is not a Realty Income officer is automatically granted 4,000 shares of our common stock. The vesting schedule for shares granted to non-employee directors is as follows:

•             For directors with less than six years of service at the date of grant, shares vest in 33.33% increments on each of the first three anniversaries of the date the shares of stock are granted;

•             For directors with six years of service at the date of grant, shares vest in 50% increments on each of the first two anniversaries of the date the shares of stock are granted;

•             For directors with seven years of service at the date of grant, shares are 100% vested on the first anniversary of the date the shares of stock are granted; and

•             For directors with eight or more years of service at the date of grant, there is immediate vesting as of the date the shares of stock are granted.

Other Payments for Directors

The members of our Board of Directors are also entitled to reimbursement of their travel expenses incurred in connection with attendance at board and committee meetings and conferences with our senior management, in accordance with our travel policy.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Title	Age
Thomas A. Lewis	Vice Chairman of the Board and Chief Executive Officer	56
Gary M. Malino	President and Chief Operating Officer	51
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	43
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	48
Richard G. Collins	Executive Vice President, Portfolio Management	60
Robert J. Israel	Senior Vice President, Research	49
Laura S. King	Senior Vice President, Assistant General Counsel and Assistant Secretary	47
Michael K. Press	Senior Vice President, Head of Acquisitions	35

Executive Officer Biographies

Biographical information with respect to Mr. Lewis is set forth above under Board of Director Biographies.

Gary M. Malino is our president and chief operating officer. He joined us in 1985 and served in various executive positions until 1994 when he was named chief financial officer and treasurer. During 2001, Mr. Malino was promoted to president and chief operating officer. Prior to joining Realty Income, he was a certified public accountant for a Los Angeles based accounting firm (1981-1985) and assistant controller with McMillin Development Company, a real estate development company (1979-1981). Mr. Malino also serves as an officer of Crest.

Paul M. Meurer is our executive vice president, chief financial officer and treasurer, positions he has held since joining us in 2001. Prior to joining us, he was a director in Merrill Lynch & Co.’s Real Estate Investment Banking Group (1992-2001), a real estate consultant with General Atlantic Partners (1991) and worked in the Real Estate Investment Banking Department at Goldman Sachs & Co. (1987-1990). Mr. Meurer also serves as an officer of Crest.

Michael R. Pfeiffer is our executive vice president, general counsel and secretary. He joined us in 1990 and served as corporate counsel until 1995 when he was named general counsel and secretary. Mr. Pfeiffer left us in September 2001 and served as executive vice president and general counsel for Westfield Corporation, Inc., a retail shopping mall owner, until May 2002, at which time he returned to us as executive vice president, general counsel and secretary. Prior to 1990, Mr. Pfeiffer was in private practice with a law firm specializing in real estate transactional law and served as associate counsel with First American Title Insurance Company. He is a licensed attorney and member of the State Bar of California and Florida. Mr. Pfeiffer also serves as an officer of Crest.

Richard G. Collins is our executive vice president, portfolio management. He joined us in 1990 and has served in a variety of positions, including vice president, portfolio management and senior vice president, portfolio acquisitions. He was promoted to his current position in August 2005. Prior to becoming executive vice president, portfolio management, Mr. Collins served as the president of our subsidiary, Crest. Prior to joining us, he was involved as a principal in the acquisition and sale of land and commercial real estate, as a general partner for land and commercial real estate partnerships (1979-1990) and as a leasing and sales specialist in the Office Properties Division for Grubb & Ellis Commercial Real Estate Services (1974-1979). Mr. Collins also serves as a director and officer of Crest.

Robert J. Israel is our senior vice president, research.  He joined us in 1997 and served as senior research director, associate vice president and vice president of research prior to being promoted to this current position in 2006.  Prior to joining us, Mr. Israel was a vice president of corporate banking for First National Bank and a corporate banker for City National Bank.

Laura S. King is our senior vice president, assistant general counsel and assistant secretary.  Prior to being promoted to this position in December 2008, she was our vice president, assistant general counsel and assistant secretary.  She joined us in 1985 and held various investor services and legal positions until her promotion to vice president, assistant general counsel in 1998.  Prior to joining us, Ms. King held various accounting positions with Southern California Savings and Loan Associations.  She is a licensed attorney and member of the State Bar of California.

Michael K. Press is our senior vice president, head of acquisitions.  Prior to being promoted to this position in December 2008, he was our senior vice president of acquisitions, managing director, financial sponsors and banking.  He joined us in 1997 and served in various positions in portfolio acquisitions and portfolio management until his promotion to senior vice president of acquisitions, managing director, financial sponsors and banking in 2007.  Prior to joining us, Mr. Press worked as an investment advisor at Smith Barney.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our executive officers, including our Named Executive Officers, as such term is defined in the Summary Compensation Table in this Proxy Statement. The Compensation Committee administers the compensation policies and programs for our executive officers. They regularly review and approve our executive compensation strategies and principles to ensure that they are aligned with our business strategies and objectives, encourage high performance, promote accountability, and assure that management’s interests are aligned with the interests of our stockholders.

Overview of Compensation Philosophy and Programs. The Compensation Committee believes that executive compensation should reflect the value created for our stockholders, while supporting our business strategies and long-range plans and the markets we serve, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success. To this end, our compensation programs:

•             Stress both financial performance and the individual performance of each executive officer;

•             Strengthen the relationship between pay and performance by providing annual cash bonuses and equity awards that are determined after consideration of the level of success in meeting specified company and individual performance metrics;

•             Are designed to reward executive officers for long-term strategic management and the enhancement of stockholder value by providing equity awards that align the financial interests of the executive officers with those of our stockholders; and

•             Are competitive with companies in the real estate investment trust (“REIT”) industry with which we compete for executive talent and are designed to retain key members of management.

To achieve our goals, the Compensation Committee offers executive officers a compensation package that is mainly comprised of the following: (1) a base salary, which provides our officers with a degree of financial certainty and security, rewards them for performing their core job duties and recognizes their individual achievements and contributions; (2) an annual incentive bonus, payable in cash, which the Compensation Committee determines after consideration of the company’s performance as well as individual performance relative to certain performance metrics and other past achievements; (3) long-term incentive awards in the form of restricted stock awards, which support our long-term performance and are designed to strengthen the mutuality of interests between our executive officers and our stockholders; and (4) severance payments and other benefits payable upon termination of an officer’s employment by us without cause or subsequent to a change of control of us, which promote executive retention and efforts toward the best interests of our stockholders in the event of an actual or threatened change of control. We believe that each of these elements and their combination is necessary to support our overall compensation objectives.

Compensation Consultant and Peer Comparisons. To assist in its efforts to meet the objectives outlined above, the Compensation Committee has retained FPL Associates, LP, a nationally-known executive compensation and benefits consulting firm to advise it on the form of our executive compensation and benefit programs and the amount of compensation paid thereunder. The Compensation Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Compensation Committee member’s questions. In addition, the consultant performs special executive compensation projects and consulting services from time to time, as directed by the Compensation Committee. In 2008, consulting services related to executive compensation included:

•             Reviewing the current compensation program in place for the Named Executive Officers;

•             Benchmarking the compensation magnitudes for the Named Executive Officers against an updated list of appropriate peer groups;

•             Identifying the appropriate mix between compensation components, including base salary, annual incentives, long-term incentive compensation and total remuneration;

•             Discussing market-based incentive programs, including performance metrics and targets, within the peer group companies, and providing guidance and recommendations for design modifications to any program elements;

•             Providing an overview of industry trends as it relates to human capital across the entire real estate industry; and

•             Composing an updated tally sheet review and termination analysis to assist with the analysis of historical compensation payouts as well as the estimated compensation to be received by the company’s Named Executive Officers under various termination events.

The consultant reports to the chairman of the Compensation Committee and the Compensation Committee retains the right to terminate or replace the consultant at any time. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to engage such consultants and other advisors as it deems necessary.

 The Compensation Committee uses comparison data from various companies in certain peer groups as a guide in its review and determination of base salaries, annual cash bonuses and restricted stock awards. The Compensation Committee evaluates our performance and determines whether the compensation elements and levels that we provide to our executive officers are generally appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies and in light of each executive officer’s contribution to our performance. This approach enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for the future. In addition to reviewing the executive officers’ compensation against the companies in our peer group, the Compensation Committee, in setting executive compensation levels, also solicits appropriate input from our chief executive officer and our president, chief operating officer, regarding the amount of total direct compensation (base salary, annual cash bonus and equity awards) for each of our other executive officers. The Compensation Committee believes that the total direct compensation paid to each of our executive officers for 2008 was generally within the range of the total compensation paid to executive officers of our peer group companies, as described more specifically under “Components of Compensation.”

The Compensation Committee, with the help of the compensation consultant, periodically reviews the composition of our peer groups and the criteria and data used in compiling our peer group lists, and considers modifications to this group. During 2008, the Compensation Committee reviewed data provided by the consultant regarding the appropriate companies to include in the peer group and the effect any change in the peer group would have on our standing within the peer groups. The peer groups recommended by our consultant and used by the Compensation Committee are listed below:

•             Size-Based Peer Group.  This peer group consists of 17 public REITs and one public real estate operating company that focus on a variety of asset classes and are similar in size to us, in terms of total capitalization.  This peer group has total capitalization ranging from approximately $1.9 billion to $8.9 billion (as of June 30, 2008). The companies in this peer group include BioMed Realty Trust, Inc.; CBL & Associates Properties, Inc.; Choice Hotels International, Inc.; Corporate Office Properties Trust; Cousins Properties Incorporated; Equity One, Inc.; Federal Realty Investment Trust; First Industrial Realty Trust, Inc.; Home Properties, Inc.; Lexington Realty Trust; Mid-America Apartment Communities, Inc.; National Retail Properties, Inc.; Nationwide Health Properties, Inc.; Pennsylvania Real Estate Investment Trust; Post Properties, Inc.; Taubman Centers, Inc.; Washington Real Estate Investment Trust; and Weingarten Realty Investors.

•             Geographic-Based Peer Group.  This peer group consists of ten public REITs, each with corporate headquarters located within the state of California. This peer group focuses on a variety of asset classes and has total capitalization ranging from approximately $1.6 billion to $7.0 billion (as of June 30, 2008). The companies in this peer group include Alexandria Real Estate Equities, Inc.; BioMed Realty Trust, Inc.; BRE Properties, Inc.; Digital Realty Trust, Inc.; Douglas Emmett, Inc.; Essex Property Trust, Inc.; Mission West Properties, Inc.; Nationwide Health Properties, Inc.; PS Business Parks, Inc.; and Sunstone Hotel Investors, Inc.

The peer groups listed above differ slightly from the peer groups we used in 2007 as several companies were eliminated due to consolidations in our industry and new companies were added.  In November 2008, the Compensation Committee decided to add six companies to the size-based peer group (CBL & Associates Properties, Inc.; Federal Realty Investment Trust; Lexington Realty Trust; National Retail Properties, Inc.; Taubman Centers, Inc.; and Weingarten Realty Investors) and two companies to the Geographic-Based Peer Group (BRE Properties, Inc. and Douglas Emmett, Inc.) to replace the companies eliminated due to the consolidations in our industry.

In addition to the peer groups recommended by our consultant, the Compensation Committee also reviewed comparison data from companies that focus on net-leased properties and are similar in size to us in terms of total capitalization (market value of common stock, preferred stock, operating partnership units, and long-term debt), which we refer to as the Asset-Based Peer Group.  The Asset-Based Peer Group consists of four public REITs, including Entertainment Properties Trust; Getty Realty Corp.; Lexington Realty Trust; and National Retail Properties, Inc.

With respect to the peer groups discussed above, total compensation paid to our Named Executive Officers was generally in line with the market median.  As discussed above, the Compensation Committee generally uses the peer group data as a guide to compensation practices in the company’s industry and geographic area, but does not make changes to any component of compensation based on how the compensation for the Named Executive Officers compares to that of the peer groups.

In making its 2008 compensation determinations, the Compensation Committee also reviewed and considered survey data from SNL Executive Compensation Review for real estate public companies, published by SNL Financial, which contains data from 142 public real estate companies, and the NAREIT Compensation Survey, which contains data from 105 NAREIT member companies.

Performance Metrics. The Compensation Committee establishes performance metrics at the beginning of each year for assessing company performance and the individual performance of each executive officer. The Compensation Committee evaluates the company’s performance and each executive officer’s performance in light of these metrics and considers this evaluation in determining the executive officer’s annual cash bonuses and equity awards. The Compensation Committee also considers other factors in its determination of compensation levels, including other company-related or individual-specific past achievements. Annual cash bonuses and equity awards historically have not been based on attainment of specific performance goals or objectives.

The general methodologies for assessing company performance included an assessment of the following metrics for 2008:

•             Stockholder Returns.  This includes the payment of dividends and stock price performance.  The Compensation Committee also reviews comparative returns and our ranking compared to other net lease REITs, other REITs in general, other stock indexes, and also undertakes a subjective analysis of the relative risk taken by peer companies.

•             Company Operations.  This includes revenue, expense control, funds from operations, access to capital, debt levels, occupancy levels and resolution, credit quality, acquisition levels, property investment yields, asset diversification, employee turnover, trading multiples, dividend yields and increases, compliance with the Sarbanes-Oxley Act of 2002, Section 404 (“SOX 404”) and property acquisitions.

•             Industry Compensation Levels.  This includes what other companies are paying for similar positions in our geographic region and in the real estate industry, the employee’s other employment alternatives, the employee’s value to us, the employee’s future prospects, the difficulty in replacing the employee, the compensation cost of the employee, and the current versus past performance of the employee.

 The general methodologies for assessing individual performance included an assessment of the following metrics for 2008:

•             The specific performance metrics reviewed by the Compensation Committee for Mr. Lewis included an analysis of our funds from operations growth per share, our dividend growth, access to capital, and the profitability of Crest.

•             The specific performance metrics reviewed by the Compensation Committee for Mr. Malino included an analysis of our funds from operations growth per share, his supervisory performance of overseeing the various departments and operations within the company, his ability to oversee expense controls and personnel and his participation in our Investment Committee and our investment decisions.

•             The specific performance metrics reviewed by the Compensation Committee for Mr. Meurer included an analysis of his ability to provide timely filing and providing accurate financial statements and other information required by various regulatory agencies, his overseeing and insuring compliance with all requirements of SOX 404, our ability to access long-term capital and bank capital, his ability to insure that we are in compliance with all aspects of the Code as it relates to REIT compliance, the implementation of new systems that improve the efficiency and effectiveness of the company, and his participation in our Investment Committee and our investment decisions.

•             The specific performance metrics reviewed by the Compensation Committee for Mr. Pfeiffer included his ability to manage the legal department, including the timing, accuracy and performance of the legal department in its relationship with our other departments, his ability to oversee all transactions and litigation, his responsiveness and administration of corporate legal matters, his corporate secretary duties, including interaction with the Board of Directors, compliance with our transfer agent and the New York Stock Exchange, his participation on the creditors committee and negotiating the leases of bankrupt tenants, and his participation in our Investment Committee and our investment decisions.

•             The specific performance metrics reviewed by the Compensation Committee for Mr. Collins included a determination of the portfolio performance, including rent collections, management of tenant obligations and additional revenue creation, management of the portfolio, including releasing, property dispositions, occupancy rates and time to release unleased properties, cost controls, maintenance management and staff development.

Tally Sheets. At least annually, the Compensation Committee reviews tally sheets setting forth the value of the compensation paid to each executive officer, including base salaries, annual cash bonuses and restricted stock awards since fiscal year 2000 (the first year in which our current stock program was put into place) and through fiscal year 2014.  For future years, the tally sheets assume the same base salary, estimate a cash bonus, and estimate the grant of restricted stock awards between the top and middle of the range for each individual. In its most recent review of tally sheets in November 2008, the Compensation Committee determined that the annual compensation amounts for our Named Executive Officers remained consistent with the Compensation Committee’s expectations. The tally sheets served as a useful check on total annual compensation amounts, but did not affect any specific decision relating to the Named Executive Officers’ compensation.

Components of Executive Compensation

Overview. In reviewing compensation, the Compensation Committee focuses on total compensation paid, including base salary, annual cash bonuses, restricted stock awards and the dividends paid on the restricted stock awards.

Base Salaries. Base salaries provide our executive officers with a degree of financial certainty and stability, reward them for performing their core job duties and responsibilities, and are used to attract and retain highly qualified individuals. The Compensation Committee annually reviews and determines the base salaries of our executive officers. Base salaries are also evaluated at the time of a promotion or other significant change in responsibilities. Increases in base salaries are based on the Compensation Committee’s evaluation of such factors as an executive officer’s level of responsibility and development potential, the results previously achieved by the executive officer, and the level of pay of the executive officer in question relative to other similarly situated executive officers at our peer companies, each as specifically discussed below.

In January 2008, each of our Named Executive Officers entered into an employment agreement with us, pursuant to which Messrs. Lewis, Malino, Meurer, Pfeiffer and Collins receive base salaries of no less than $350,000, $325,000, $300,000, $275,000 and $220,000, respectively, which are the same amounts awarded to them in 2006 and 2007. The Named Executive Officers’ base salaries were not increased for 2008 based on the Compensation Committee’s belief that their 2008 total compensation amounts were competitive. The 2008 base salaries were below the market median of the peer groups.

Annual Cash Bonuses. Annual cash bonuses are designed to supplement the pay of our executive officers (and other key management personnel) so that their total compensation is competitive and properly rewards the executive officers for their efforts in achieving our objectives.

In February 2008, the Compensation Committee established company and individual performance metrics that were assessed for the payment of 2008 annual bonuses to each of our executive officers. The performance metrics evaluated by the Compensation Committee in its determination of the amount of cash bonuses to be paid to our executive officers varied considerably in detail and subject matter depending on the executive officer’s position, and included such performance goals as funds from operations growth, our access to long term capital, expense control, and the performance of individual departments as more fully described in the “Performance Metrics” section of this Compensation Discussion and Analysis.

In determining actual bonus amounts, the Compensation Committee also considers the level of total compensation (salary, bonus and equity awards) of each executive officer compared to other similarly situated executives at the peer companies, as described above. While the Compensation Committee reviews company performance and each individual’s actual performance relative to the pre-established company and individual objectives and performance levels, actual bonus amounts have not been historically tied to the attainment of specific performance goals or objectives.  The Compensation Committee, with input from our chief executive officer with respect to the other executive officers, uses its discretion in determining actual bonus amounts. Bonuses were approved by the Compensation Committee in December 2008 and paid in January 2009.

For 2008, Messrs. Lewis, Malino, Meurer, Pfeiffer and Collins received bonus awards of $915,000, $470,000, $305,000, $250,000, and $165,000, respectively.  Each of these bonus awards was less than the applicable bonus award for the prior year. While these bonus amounts were not tied to the attainment of specific performance goals or objectives, the Compensation Committee noted successful achievements relating to all of the company-specific and individually tailored performance metrics.  The bonus amounts supplemented the pay of our executive officers so that their total compensation was competitive in the opinion of the Compensation Committee. Total cash compensation (which includes base salary, bonus and dividends paid on restricted stock) for 2007 was above the market median of the peer groups.

Long-Term Incentive Compensation Awards. The Compensation Committee grants restricted stock awards to our executive officers under our 2003 Incentive Award Plan, as amended. These stock awards are designed to increase executive officers’ stock ownership, motivate our executive officers to improve long-term dividend performance, encourage long-term dedication and operate as an executive officer retention mechanism for key members of our management.

 In August 2008, our Board of Directors approved a new vesting schedule for shares granted to employees after August 20, 2008.  The reason for this change was to provide a shorter vesting period for employees who were closer to the age of retirement, and to adjust the vesting period for employees age 55 and below to be more in line with comparable vesting schedules in the market.  The new vesting schedule is as follows:

•             For employees age 55 and below at the grant date, shares vest in 20% increments on each of the first five anniversaries of the grant date;

•             For employees age 56 at the grant date, shares vest in 25% increments on each of the first four anniversaries of the grant date;

•             For employees age 57 at the grant date, shares vest in 33.33% increments on each of the first three anniversaries of the grant date;

•             For employees age 58 at the grant date, shares vest in 50% increments on each of the first two anniversaries of the grant date;

•             For employees age 59 at the grant date, shares are 100% vested on the first anniversary of the grant date; and

•             For employees age 60 and above at the grant date, shares vest immediately on the grant date.

Prior to August 20, 2008, shares granted to employees age 49 and below at the grant date vested in 10% increments on each of the first ten anniversaries of the grant date, and shares granted to employees age 50 through 55 at the grant date vested in 20% increments on each of the first five anniversaries of the grant date.  The consolidation of these two groups represents the only difference between the new and prior vesting schedules.

The 2008 restricted stock awards granted on January 1, 2009 to Messrs. Lewis, Malino, Meurer and Pfeiffer vest over five years and those granted to Mr. Collins vested immediately on the grant date. Each of the restricted stock awards granted was less than the amount of the applicable restricted stock award granted for the prior year. Distributions are paid on the total grant amount from the date of the grant. At the beginning of 2008, the Compensation Committee determined a range of stock awards to be granted to each executive officer. Actual awards within this range would depend on each executive officer’s performance in accordance with the performance metrics as more fully described in the “Performance Metrics” section of this Proxy Statement or any other factors in the Compensation Committee’s discretion. The range of stock awards to be granted to the chief executive officer was 20,000-60,000 shares, to the president and chief operating officer was 20,000-30,000 shares, to the executive vice president, chief financial officer and executive vice president, general counsel was 10,000-20,000 shares, and to the executive vice president, portfolio management was 8,000-16,000 shares. The range of stock awards was designed to supplement the pay of our executive officers so that their 2008 total compensation was competitive in the opinion of the Compensation Committee. The Compensation Committee may, in its discretion, choose to grant shares outside these ranges.

In December 2008, the Compensation Committee made a determination to grant, effective January 1, 2009, 20,000, 22,500, 12,500, 12,500, and 13,000 shares of restricted stock to Messrs. Lewis, Malino, Meurer, Pfeiffer and Collins, respectively. In making this determination, the Compensation Committee noted the same corporate and individual achievements and results it had considered in making its 2008 bonus determinations, as discussed above under “Performance Metrics.”  Long-term compensation for 2007 was below the market median of the peer groups.

In 2008, no stock options were granted to the Named Executive Officers. In 2001, we discontinued our practice of granting stock options in favor of only granting stock awards. We believe that stock awards are a more appropriate incentive to our executive officers given the focus of our business on monthly dividends.

Equity Grant Practices. Stock awards are granted to our executive officers at the Compensation Committee’s meeting in November or December of each year. Such stock awards are effective as of January 1 of the following year. Board and committee meetings are generally scheduled at least a year in advance.

Severance and Change in Control Arrangements. We have entered into severance and change of control arrangements with each of our Named Executive Officers, and other executive officers, which provide for severance payments and other benefits to the officers if their employment is terminated by us without cause or following a change of control of us. The payments and benefit levels under the employment agreements did not influence and were not influenced by other elements of compensation. The agreements were designed to help attract key employees, preserve employee morale and productivity and retain our executive officers and provide continuity of management in the event of an actual or threatened change in the control of us.  These benefits allow executives to assess takeover bids objectively without regard to the potential impact on his/her own job security. A description of the material terms of our severance and change of control arrangements can be found under “Potential Payments upon Termination or Change in Control” in this Proxy Statement.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as Amended. Section 162(m) of the Code limits the deductibility of compensation paid to our chief executive officer and our three other most highly compensated executive officers, other than the chief financial officer. To qualify for deductibility under Section 162(m), compensation (including base salary, annual bonus, stock option exercises, compensation attributable to vesting of stock grants and nonqualified benefits) in excess of $1,000,000 per year paid to each of these executive officers generally must be “performance based” compensation as determined under Section 162(m). While the Compensation Committee regularly discusses whether to structure compensation so that it satisfies the “performance based” compensation requirements under Section 162(m), the Compensation Committee balances the costs and burdens involved in doing so against the value to us and our stockholders of the tax benefits to be obtained by us. Accordingly, the Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be fully deductible as a result of Section 162(m).

Despite the fact that our incentive bonuses and stock-related awards for 2008 were determined by taking into consideration certain financial and strategic goals, the Compensation Committee did not apply these factors on a strict formulaic basis. As a result, our incentive bonuses and stock-related awards granted or earned in 2008 did not satisfy the “performance based” compensation requirements of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors of Realty Income Corporation, a Maryland corporation (“Realty Income”), that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2009 Annual Meeting of stockholders and in Realty Income’s 2008 Annual Report on Form 10-K.

Submitted on March 17, 2009 by the members of the Compensation Committee of Realty Income’s Board of Directors.

Donald R. Cameron, Chairman

Roger P. Kuppinger

Gregory T. McLaughlin

Willard H Smith Jr

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers (collectively, the “Named Executive Officers”) for the fiscal years ended December 31, 2008, 2007 and 2006.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock awards(3)(4)	Option awards	Non- equity incentive plan compen- sation	Change in pension value and non- qualified deferred compen- sation earnings	All other compen- sation(5)	Total

Thomas A. Lewis	2008	$ 350,000	$ 915,000	$ 1,131,144	$ 0	$ 0	$ 0	$ 524,057	$ 2,920,201
Vice Chairman of the Board	2007	350,000	1,274,000	860,940	0	0	0	478,123	2,963,063
and Chief Executive Officer	2006	350,000	685,000	694,740	0	0	0	405,843	2,135,583

Gary M. Malino	2008	325,000	470,000	600,168	0	0	0	279,467	1,674,635
President and	2007	325,000	785,000	438,048	0	0	0	248,376	1,796,424
Chief Operating Officer	2006	325,000	330,000	339,708	0	0	0	202,375	1,197,083

Paul M. Meurer	2008	300,000	305,000	345,048	0	0	0	189,595	1,139,643
Executive Vice President,	2007	300,000	532,000	291,012	0	0	0	168,180	1,291,192
Chief Financial Officer and	2006	300,000	210,000	221,760	0	0	0	135,069	866,829
Treasurer

Michael R. Pfeiffer	2008	275,000	250,000	303,396	0	0	0	170,746	999,142
Executive Vice President,	2007	275,000	425,000	249,360	0	0	0	146,291	1,095,651
General Counsel and	2006	275,000	200,000	180,108	0	0	0	111,047	766,155
Secretary

Richard G. Collins	2008	220,000	165,000	644,376	0	0	0	106,704	1,136,080
Executive Vice President,	2007	220,000	262,000	212,052	0	0	0	87,851	781,903
Portfolio Management	2006	220,000	120,000	128,952	0	0	0	69,955	538,907

(1)	The amounts shown include amounts earned, but a portion of which may be deferred, at the election of the officer under our 401(k) retirement plan.
(2)	The bonuses shown for 2008 were paid in January 2009, the bonuses shown for 2007 were paid in January 2008 and the bonuses shown for 2006 were paid in January 2007.
(3)

For 2008, the amounts shown represent the compensation cost recognized by us related to the grants of restricted stock during 2008 and prior years in accordance with SFAS 123R. For a discussion of valuation assumptions used to determine the compensation cost in 2008, see Note 15 to the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(4)

The Compensation Committee awards grants of restricted stock in accordance with the provisions of our 2003 Incentive Award Plan, as amended. On August 20, 2008 our Board of Directors approved a new vesting schedule for shares granted to employees on or after August 20, 2008, which is as follows: (i) For employees age 55 and below at the grant date, shares vest in 20% increments on each of the first five anniversaries of the grant date; (ii) For employees age 56 at the grant date, shares vest in 25% increments on each of the first four anniversaries of the grant date; (iii) For employees age 57 at the grant date, shares vest in 33.33% increments on each of the first three anniversaries of the grant date; (iv) For employees age 58 at the grant date, shares vest in 50% increments on each of the first two anniversaries of the grant date; (v) For employees age 59 at the grant date, shares are 100% vested on the first anniversary of the grant date; and (vi) For employees age 60 and above at the grant date, shares vest immediately on the grant date. Prior to August 20, 2008, shares granted to employees age 49 and below at the grant date vested in 10% increments on each of the first ten anniversaries of the grant date, and shares granted to employees age 50 through 55 at the grant date vested in 20% increments on each of the first five anniversaries of the grant date. The consolidation of these two groups represents the only difference between the new and prior vesting schedules. Restricted stock is eligible to receive distributions from the date of grant.

(5)

The following table sets forth distributions paid on restricted stock, matching contributions by us to the Named Executive Officer’s 401(k) savings account and the cost of term life premiums paid by us:

Name	Year	Distributions Paid on Restricted Stock	401(k) Matching Contributions	Group Term Life Insurance Payments	Total of All Other Compensation

Thomas A. Lewis	2008	$ 513,469	$ 7,750	$ 2,838	$ 524,057
	2007	468,855	7,750	1,518	478,123
	2006	396,825	7,500	1,518	405,843

Gary M. Malino	2008	270,199	7,750	1,518	279,467
	2007	239,108	7,750	1,518	248,376
	2006	193,885	7,500	990	202,375

Paul M. Meurer	2008	181,185	7,750	660	189,595
	2007	159,770	7,750	660	168,180
	2006	126,909	7,500	660	135,069

Michael R. Pfeiffer	2008	162,069	7,750	927	170,746
	2007	137,614	7,750	927	146,291
	2006	102,620	7,500	927	111,047

Richard G. Collins	2008	95,746	7,750	3,208	106,704
	2007	79,261	6,500	2,090	87,851
	2006	60,365	7,500	2,090	69,955

Grants of Plan-Based Awards Table

The following table sets forth summary information concerning all grants of plan-based awards made to the Named Executive Officers for the 2008 fiscal year.  It does not include stock awards granted on January 1, 2008 and instead includes stock awards granted on January 1, 2009.  Stock awards granted on January 1, 2008 are reported in our 2008 proxy statement filed with the SEC on March 24, 2008 (the “2008 proxy statement”).

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Equity Incentive Plan Awards(2)(3)

Thomas A. Lewis	1/1/09	20,000	0	$ 0	$ 463,000
Gary M. Malino	1/1/09	22,500	0	0	520,875
Paul M. Meurer	1/1/09	12,500	0	0	289,375
Michael R. Pfeiffer	1/1/09	12,500	0	0	289,375
Richard G. Collins	1/1/09	13,000	0	0	300,950

(1)	There were no stock option awards for the 2008 fiscal year.
(2)

The grant date fair value has been calculated by multiplying the closing market price of our common stock at December 31, 2008 of $23.15, by the number of restricted stock awarded, as prescribed under SFAS 123R.

(3)	The Compensation Committee awards grants of restricted stock awards in accordance with the provisions of our 2003 Incentive Award Plan, as amended.

Outstanding Equity Awards Table

The following table sets forth summary information concerning outstanding equity awards held by each of the Named Executive Officers as of January 1, 2009, since this date includes awards granted to the Named Executive Officers on January 1, 2009 for the 2008 fiscal year. During the year ended December 31, 2008, no stock options were granted to the Named Executive Officers and none of the Named Executive Officers exercised stock options. In addition, none of the Named Executive Officers held any exercisable or unexercisable options at the end of the 2008 fiscal year.

	Option awards(1)					Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Yet Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Thomas A. Lewis(4)	0	0	0	$ 0	0	277,300	$ 6,419,495	0	$ 0
Gary M. Malino(5)	0	0	0	0	0	158,350	3,665,803	0	0
Paul M. Meurer(6)	0	0	0	0	0	106,100	2,456,215	0	0
Michael R. Pfeiffer(7)	0	0	0	0	0	97,300	2,252,495	0	0
Richard G. Collins(8)	0	0	0	0	0	32,400	750,060	0	0

(1)	None of the Named Executive Officers held any options at December 31, 2008.
(2)

The amounts in this column represent the portion of the stock awards that were granted from January 1, 2001 through January 1, 2009 to the Named Executive Officers and that were unvested at January 1, 2009. The Named Executive Officers’ restricted stock awards held at January 1, 2008, which are the same as their restricted stock awards held at December 31, 2008, are reported in the 2008 proxy statement.

(3)	Market value has been calculated by multiplying the closing market price of our common stock at December 31, 2008 of $23.15 by the outstanding restricted stock awards for each Named Executive Officer.
(4)

The restricted stock awards for Mr. Lewis vest according to the following schedule: 55,600 shares vest on each of: 1/1/10 and 1/1/11, 51,800 shares vest on 1/1/12, 45,800 shares vest on 1/1/13, 30,500 shares vest on 1/1/14, 20,500 shares vest on 1/1/15, 11,500 shares vest on 1/1/16 and 6,000 shares vest on 1/1/17.

(5)

The restricted stock awards for Mr. Malino vest according to the following schedule: 31,200 shares vest on each of: 1/1/10 and 1/1/11, 29,700 shares vest on 1/1/12, 27,300 shares vest on 1/1/13, 18,300 shares vest on 1/1/14, 10,800 shares vest on 1/1/15, 6,300 shares vest on 1/1/16 and 3,550 shares vest on 1/1/17.

(6)

The restricted stock awards for Mr. Meurer vest according to the following schedule: 17,900 shares vest on each of: 1/1/10, 1/1/11 and 1/1/12, 15,900 shares vest on 1/1/13, 14,000 shares vest on 1/1/14, 9,500 shares vest on 1/1/15, 6,500 shares vest on 1/1/16, 4,500 shares vest on 1/1/17 and 2,000 shares vest on 1/1/18.

(7)

The restricted stock awards for Mr. Pfeiffer vest according to the following schedule: 15,200 shares vest on each of: 1/1/10, 1/1/11, 1/1/12 and 1/1/13, 14,000 shares vest on 1/1/14, 9,500 shares vest on 1/1/15, 6,500 shares vest on 1/1/16, 4,500 shares vest on 1/1/17 and 2,000 shares vest on 1/1/18.

(8)

The restricted stock awards for Mr. Collins vest according to the following schedule: 9,200 shares vest on each of: 1/1/10 and 1/1/11, 7,000 shares vest on 1/1/12, 3,000 shares vest on 1/1/13, 2,500 shares vest on 1/1/14 and 1,500 shares vest on 1/1/15.

Stock Vested Table

The following table sets forth summary information concerning option exercises and vesting of stock awards for each of the Named Executive Officers during the year ended December 31, 2008, except that it does not include shares of stock that were vested on January 1, 2008 and instead includes shares that vested on January 1, 2009.  The stock awards that vested on January 1, 2008 are reported in our 2008 proxy statement.

	Option awards(1)		Stock awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)(3)	Value Realized on Vesting(4)

Thomas A. Lewis	0	$ 0	51,600	$ 1,194,540
Gary M. Malino	0	0	26,700	618,105
Paul M. Meurer	0	0	15,400	356,510
Michael R. Pfeiffer	0	0	12,700	294,005
Richard G. Collins	0	0	38,200	884,330

(1)	None of the Named Executive Officers exercised any options during the 2008 fiscal year.
(2)

The amounts in this column represent the portion of the stock awards that were granted from January 1, 2001 to January 1, 2009 to the Named Executive Officers and that vested on January 1, 2009. The stock awards that vested on January 1, 2008 are reported in our 2008 proxy statement.

(3)	The number of shares acquired on vesting for Mr. Collins includes 9,875 shares which he elected to withhold to pay his federal and state income taxes.
(4)	This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock on December 31, 2008 of $23.15, by the number of shares that vested.

Pension Benefits

We do not currently sponsor any qualified or non-qualified defined benefit plans. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if they determine that doing so is in our best interest.

Nonqualified Deferred Compensation

We do not currently sponsor any non-qualified defined contribution or deferred compensation plans. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if they determine that doing so is in our best interest.

Potential Payments upon Termination or Change in Control

Each of the Named Executive Officers has the right to receive severance compensation upon the occurrence of certain events as specified in their employment agreements. The employment agreements provide that the employees will be entitled to receive severance payments upon termination by us without cause or termination resulting from a change in control of us.

Termination by Us Without Cause. For termination by us without cause, each of Messrs. Lewis, Malino, Meurer, Pfeiffer and Collins are entitled to receive the following:

•    a severance payment equal to twelve months’ base salary;

•    an amount equal to the average of the last three years’ cash bonus paid;

•    payment of any accrued salary and vacation pay to which the employee may be entitled prorated through the date of termination; and

•    continuation of group medical insurance coverage at our expense for a period of twelve months from the date of termination or until the employee becomes covered under another group medical insurance plan, whichever occurs first.

A termination for cause shall mean a discharge resulting from a determination by the company that the employee (i) has been convicted of a crime involving fraud, theft or embezzlement or any other crime involving moral turpitude, (ii) has persistently failed or refused to follow written policies or directives established by the company, (iii) has persistently failed to attend to his duties, (iv) has committed acts amounting to gross negligence or willful misconduct to the detriment of the company or (v) has breached any material term or provision of his or her employment agreement.

Termination by Us Following a Change in Control. In the event of a termination within six months prior to, or twelve months after a change in control of us, each of Messrs. Lewis, Malino, Meurer, Pfeiffer and Collins are entitled to receive the following:

•            a severance payment equal to eighteen months’ base salary;

•            an amount equal to the average of the last three years’ cash bonus paid;

•            payment of any accrued salary and vacation pay to which the employee may be entitled prorated through the date of termination; and

•            continuation of group medical insurance coverage at our expense for a period of eighteen months from the date of termination or until the employee becomes covered under another group medical insurance plan, whichever occurs first.

In addition, in the event of a change in control of us, all stock options and restricted stock awards will automatically vest and stock options will become exercisable. The employment agreements define “change in control” to mean (i) the acquisition of shares of our common stock by any person, entity or group in a transaction, or series of transactions, resulting in the beneficial ownership of more than 50% of our outstanding common stock, (ii) a merger, consolidation or sale of substantially all of our assets, (iii) a contested election of our directors resulting in a majority of the nominees recommended by the Board of Directors not being elected, (iv) a change in composition within a 60 day period of a majority of our Board of Directors or (v) any other event which results in a change of voting power sufficient to elect a majority of our Board of Directors.

Termination for Death or Disability. In the event that the executive officer dies or is physically or mentally unable to perform his or her duties, the executive officer is entitled to receive his base salary and vacation pay, if any, accrued to the date of his death or disability. If the executive officer dies, pursuant to the terms of the employment agreement, he or she is entitled to life insurance benefits under our group life insurance program. Upon termination of employment as a result of death or disability, the executive officer will forfeit any restricted stock awards.

Termination For Failure to Perform. Upon termination for failure to perform duties, the executive officer is not entitled to any payment or benefit other than the payment of unpaid salary and accrued vacation pay.

Termination by Executive Officer. The executive officer may also terminate the agreement at any time upon two weeks notice to us, which will not result in any severance payments other than the payment of any accrued salary and vacation pay to which the employee may be entitled prorated through the date of termination.

The employment agreements provide that the executive officer must devote his or her full time, attention and energy to our business and may not engage in any other business activity which would interfere with the performance of his or her duties or be competitive with us, unless specifically permitted by our Board of Directors. This restriction does not prevent the executive officer from making passive investments, so long as the investment does not require the executive officer’s services in a manner that would impair the performance of his or her duties under the employment agreement.

Termination Scenario Table

The table below estimates the payments and benefits to each of the Named Executive Officers assuming (i) they were terminated on December 31, 2008 by us without cause, (ii) they were terminated on December 31, 2008 by us following a change in control or (iii) a change of control occurred on December 31, 2008.  Excluded from the table below are benefits provided to all employees, such as accrued vacation, and benefits provided under our life and other insurance policies.  With the exception of medical benefits, which are to be paid monthly, the following amounts represent lump-sum payments and benefits.

Named Executive Officer	Trigger	Salary Payment(1)	Bonus Payment(2)	Medical Benefits(3)	Value of Accelerated Equity Awards(4)	Total
Thomas A. Lewis	Termination without Cause	$ 350,000	$ 958,000	$ 13,962	$ 0	$ 1,321,962
	Change in Control and Termination	525,000	958,000	20,943	6,419,495	7,923,438
	Change in Control	0	0	0	6,419,495	6,419,495
Gary M. Malino	Termination without Cause	325,000	528,333	13,962	0	867,295
	Change in Control and Termination	487,500	528,333	20,943	3,665,803	4,702,579
	Change in Control	0	0	0	3,665,803	3,665,803
Paul M. Meurer	Termination without Cause	300,000	349,000	16,096	0	665,096
	Change in Control and Termination	450,000	349,000	24,145	2,456,215	3,279,360
	Change in Control	0	0	0	2,456,215	2,456,215
Michael R. Pfeiffer	Termination without Cause	275,000	291,667	16,096	0	582,763
	Change in Control and Termination	412,500	291,667	24,145	2,252,495	2,980,807
	Change in Control	0	0	0	2,252,495	2,252,495
Richard G. Collins	Termination without Cause	220,000	182,333	10,071	0	412,404
	Change in Control and Termination	330,000	182,333	15,106	750,060	1,277,499
	Change in Control	0	0	0	750,060	750,060

(1)	Amount represents twelve months base salary in the case of a termination without cause and eighteen months base salary in the case of a termination following a change in control.
(2)	Amount represents the average of annual bonuses paid for the previous three calendar years, including the bonus payable in January 2009 for the 2008 calendar year.
(3)

Amount represents continuation of group medical insurance coverage at our expense for a period of twelve months in the case of a termination without cause and for eighteen months in the case of a termination following a change in control.

(4)

Represents the aggregate value of the acceleration of vesting of the officer’s restricted stock. For purposes of this calculation, each officer’s total restricted stock awards on January 1, 2009, which includes stock awards granted for the 2008 fiscal year on January 1, 2009, are multiplied by our common stock closing price on December 31, 2008 of $23.15.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Realty Income Corporation, a Maryland corporation (“Realty Income”), is comprised of independent directors as required by the listing standards of the New York Stock Exchange (“NYSE”). The Audit Committee operates pursuant to a written charter, as required by the NYSE and the rules and regulations of the Securities and Exchange Commission (the “SEC”), which was adopted by Realty Income’s Board of Directors. In 2008, the Audit Committee met six times.

The role of the Audit Committee is to select and engage our independent registered public accounting firm and to oversee Realty Income’s financial reporting process on behalf of the Board of Directors.  Management of Realty Income has the primary responsibility for the preparation of Realty Income’s consolidated financial statements as well as executing Realty Income’s financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of Realty Income’s consolidated financial statements and Realty Income’s internal controls over financial reporting and expressing an opinion as to the conformity of such consolidated financial statements with U.S. generally accepted accounting principles and expressing an opinion on management’s assessment of and the effectiveness of Realty Income’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audit of the consolidated financial statements and the audit of internal controls over financial reporting of Realty Income, as of and for the year ended December 31, 2008. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from Realty Income. The Audit Committee has also considered whether the independent public accounting firm’s preparation of tax returns, tax consulting services and other non-audit services to Realty Income is compatible with maintaining the registered public accounting firm’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Submitted on March 17, 2009 by the members of the Audit Committee of Realty Income’s Board of Directors.

Roger P. Kuppinger, Chairman

Kathleen R. Allen, Ph.D.

Ronald L. Merriman

Willard H Smith Jr

The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Realty Income specifically incorporates the same by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Insiders”), to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Realty Income.  Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of Forms 3, 4 and 5, and the amendments thereto, received by the Company for the year ended December 31, 2008, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, we believe that during the year ended December 31, 2008, all filing requirements were complied with by our executive officers, directors and beneficial owners of more than ten percent of our stock.

RELATED PARTY TRANSACTIONS

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, the Audit Committee shall review the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Ethics, and the Audit Committee either approves or disapproves the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is: (1) any person who is, or at any time since the beginning of the Company’s last fiscal year was, our director or executive officer or a nominee to become our director; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 12, 2009, certain information with respect to the beneficial ownership of shares of our common stock by (i) each director and Named Executive Officer and (ii) all directors and executive officers of Realty Income as a group. We do not know of any person who beneficially owns 5% or more of the outstanding shares of our common stock. Except as otherwise noted, we believe the beneficial owners of shares of our common stock listed below, based on information furnished by those owners, have sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Shares of Beneficial Ownership of Common Stock of the Company	Percent of Class
Thomas A. Lewis(1)	466,316	0.4
Gary M. Malino(2)	306,782	0.3
Michael R. Pfeiffer(3)	136,466	0.1
Paul M. Meurer(4)	126,500	0.1
Michael D. McKee(5)	105,500	0.1
Willard H Smith Jr(6)	88,000	0.1
Donald R. Cameron(7)	86,020	0.1
Richard G. Collins(8)	80,725	0.1
Roger P. Kuppinger(9)	64,700	0.1
Kathleen R. Allen, Ph.D.(10)	46,000	*
Ronald L. Merriman(11)	15,009	*
Priya Cherian Huskins(12)	8,000	*
Gregory T. McLaughlin(13)	7,549	*

All directors and executive officers of the Company, as a group (16 persons)	1,704,984	1.6%
*Less than one-tenth of one percent

(1)

Mr. Lewis’ total includes 277,300 shares of restricted stock and 137,416 shares owned of record by The Lewis Revocable Living Trust dated January 20, 2005, of which he is a trustee and has sole voting and investment power.

(2)

Mr. Malino’s total includes 158,350 shares of restricted stock and 147,278 shares owned of record by The Malino Revocable Living Trust dated August 14, 1999, of which he is a trustee and has shared voting and investment power, and 412 shares owned of record by his wife, as to which he disclaims beneficial ownership.

(3)

Mr. Pfeiffer’s total includes 97,300 shares of restricted stock and 39,166 shares owned of record by The Pfeiffer Revocable Living Trust dated February 15, 1994, of which he is a trustee and has shared voting and investment power.

(4)	Mr. Meurer’s total includes 106,100 shares of restricted stock.
(5)

Mr. McKee’s total includes 2,400 shares of restricted stock and 83,600 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.

(6)

Mr. Smith’s total includes 2,400 shares of restricted stock and 85,600 shares owned of record by The Smith Family Trust dated January 13, 2004, of which he is a trustee and has shared voting and investment power.  Mr. Smith will retire from the Board of Directors effective as of the Annual Meeting on May 12, 2009.

(7)

Mr. Cameron’s total includes 2,400 shares of restricted stock and 83,620 shares owned of record by The Cameron, Murphy and Spangler, Inc. Amended and Restated Pension Trust dated April 1, 1984, of which he is the trustee and has sole voting and investment power.  Of the 83,620 shares, 76,600 shares are in the account of Mr. Cameron, 4,000 shares are in the account of Lachlan Cameron, 2,000 shares are in the account of Fiona Cameron, 800 shares are in the account of Gwen Jenkins, 120 shares are in the account of Andrew Sayeg and 100 shares are in the account of Consuelo Lopez.  Mr. Cameron disclaims beneficial ownership of the 7,020 shares owned by The Cameron, Murphy and Spangler, Inc. Amended and Restated Pension Trust in the accounts of Lachlan Cameron, Fiona Cameron, Gwen Jenkins, Andrew Sayeg and Consuelo Lopez. Mr. Cameron also holds 2,000 shares of our 6.75% Monthly Income Class E Cumulative Redeemable Preferred Stock (less than one-tenth of one percent).  This Preferred Stock does not have general voting rights.

(8)

Mr. Collins’ total includes 32,400 shares of restricted stock and 48,325 shares owned of record by The Collins Family Trust dated February 7, 2008, of which he is a trustee and has shared voting and investment power.

(9)

Mr. Kuppinger’s total includes 2,400 shares of restricted stock and 52,300 shares owned of record by The Kuppinger Trust dated May 9, 1990, of which he is a trustee and has sole voting and investment power, and 10,000 shares subject to options that are exercisable within 60 days of March 12, 2009.  Mr. Kuppinger will retire from the Board of Directors effective as of the Annual Meeting on May 12, 2009.

(10)

Dr. Allen’s total includes 4,400 shares of restricted stock and 41,600 shares owned of record by the Allen Family Trust dated December 5, 2006, of which she is a trustee and has shared voting and investment power.

(11)

Mr. Merriman’s total includes 10,667 shares of restricted stock and 4,342 shares owned of record by The Ronald Merriman Family Trust dated July 17, 1997, of which he is a trustee and has shared voting and investment power.

(12)

Ms. Huskins’ total includes 6,667 shares of restricted stock and 1,333 shares owned of record by The Michael and Priya Huskins Revocable Trust dated February 12, 2001, of which she is a trustee and has shared voting and investment power.

(13)	Mr. McLaughlin’s total includes 6,667 shares of restricted stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain equity compensation plan information as of March 12, 2009:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	20,992	$13.31	2,292,097(2)

Equity compensation plans not approved by security holders	0	$ 0	0

Total	20,992	$13.31	2,292,097

(1)	Each of our equity compensation plans has been approved by our stockholders.
(2)	Represents shares of our common stock available for issuance under our 2003 Stock Incentive Award Plan, as amended.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees Paid to Independent Registered Public Accounting Firm

The fees paid to KPMG LLP, our independent registered public accounting firm, relating to 2008 and 2007 were as follows:

	2008	2007

Audit fees(1)(2)	$ 633,600	$ 665,125

Audit-related fees	$ 0	$ 0
Tax fees(3)	193,895	175,279
All other fees(4)	5,400	5,400
Total	$ 199,295	$ 180,679

(1)

Includes the aggregate fees billed by KPMG LLP for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the audit of internal controls.

(2)

Includes the aggregate fees billed by KPMG LLP, which are associated with the issuances of comfort letters to underwriters and review of registration statements in connection with the issuance of consents totaling $50,600 in 2008 and $56,125 in 2007.

(3)

Includes the aggregate fees billed by KPMG LLP for tax services. Tax services consisted of tax return preparation and tax compliance. Includes $49,950 paid in 2008 and $63,976 paid in 2007 by our subsidiary, Crest.

(4)	Includes the aggregate out-of-pocket expenses related to the audit fees paid to KPMG LLP.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our proxy statement for our 2010 annual meeting of stockholders, they must be received by us at our principal office, 600 La Terraza Boulevard, Escondido, CA  92025-3873 on or before November 24, 2009.

In addition, if a stockholder desires to bring business (including director nominations) before our 2010 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our 2010 proxy statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our corporate secretary between October 25, 2009 and November 24, 2009. For additional requirements, a stockholder may refer to our current Bylaws, Article III, Section 12, “Nominations and Stockholder Business,” a copy of which may be obtained from our corporate secretary upon request and without charge.  If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

YOUR PROXY IS IMPORTANT

WHETHER YOU OWN FEW OR MANY SHARES

Please date, sign and mail the enclosed Proxy Card today.

REALTY INCOME CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 12, 2009
9:00 a.m. Pacific Daylight Time

California Center for the Arts Escondido
340 North Escondido Boulevard
Escondido, CA 92025

Realty Income Corporation 600 La Terraza Boulevard Escondido, CA 92025-3873	proxy

This proxy is solicited by the Board of Directors of Realty Income Corporation for use at the Annual Meeting of Stockholders on May 12, 2009.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If this proxy is executed but no choice is specified, the proxy will be voted “FOR” the election of the seven director nominees and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2009. The votes you are entitled to cast will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

By signing the proxy, you acknowledge receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revoke all prior proxies and appoint Michael R. Pfeiffer and Gary M. Malino, and each of them with full power of substitution, to attend the Annual Meeting and all adjournments or postponements thereof, to cast on your behalf all votes that you are entitled to cast on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof and otherwise to represent you at the Annual Meeting and all adjournments or postponements thereof with all powers possessed by you if personally present.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/o
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 11, 2009.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 11, 2009.

MAIL – Mark, sign and date your proxy card and
return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends a vote FOR the election of the seven director nominees and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2009.

Proposal 1.	01 Kathleen R. Allen, Ph.D.	05 Michael D. McKee	☐	Vote FOR	☐	Vote WITHHELD
Election of Directors:	02 Donald R. Cameron	06 Gregory T. McLaughlin		all nominees		from all nominees
	03 Priya Cherian Huskins	07 Ronald L. Merriman		(except as marked)
04 Thomas A. Lewis

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Proposal 2. Ratification of the appointment of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year Ending December 31, 2009.			☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Change? Mark Box ☐ Indicate changes below:			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy Card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy Card.